Exhibit 99.1

Contact:

                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                        At the Company

Lee Jacobson

Investor Relations

617.638.2065

Janice Walker

Media Relations

617.638.2047

News for Immediate Release

First Marblehead Announces Full Year and Fourth Quarter Fiscal 2007 Results: Net Income up 57% and Earnings Per Share up 60% for the year

Loans Available for Securitization Increased by 39% in the Fourth Quarter of FY2007 compared to the same time period last year

BOSTON, MA, August 9, 2007 – The First Marblehead Corporation (NYSE: FMD) today announced its financial and operating results for the fourth quarter of fiscal 2007 and for the fiscal year ended June 30, 2007.

Total revenues for the fiscal year ended June 30, 2007 were $881 million, up 55% from $569 million for the same period last year.  Net income increased 57% for the fiscal year to $371 million, or $3.92 per diluted share.

“Fiscal 2007 was the strongest year in First Marblehead’s history.  Our focus on adding value to our clients has resulted in exceptional revenue, earnings, and EPS growth,” said Jack L. Kopnisky, First Marblehead’s President and Chief Executive Officer. “We processed a record 1.4 million loan applications resulting in $4.3 billion in student loans facilitated.   Our business continues to grow as we remain focused on developing financial solutions to help students achieve their dreams.”

For the fourth quarter of fiscal 2007, total revenues were $200 million, up 33% from $150 million for the same period last year. Operating income for the fourth quarter was $132 million, an increase of 31% over the same period last year.  For the fourth quarter, net income was $78 million or $0.83 per diluted share.

The volume of loans facilitated during the fourth quarter of fiscal 2007 that are available for securitization increased 39% over the same period last year to $792 million.  The rolling twelve-month volume of loans available for securitization increased 33% to $3.9 billion for the twelve months ended June 30, 2007.

First Marblehead will host a conference call today, August 9, 2007 at 5:00 p.m. EST to discuss these results.  Mr. Kopnisky, and John A. Hupalo, Senior Executive Vice President and Chief Financial Officer, will host the call.  Investors and other interested parties are invited to listen to the conference call by dialing (800) 322-2803 in the United States or (617) 614-4925 from abroad (pass-code – 62468507), or via simultaneous Internet broadcast on the Company’s Web site at www.firstmarblehead.com, under Investors.

A replay will be available on First Marblehead’s Web site for 14 days.  A telephone replay will also be available for 14 days by dialing (888) 286-8010 from the U.S., or (617) 801-6888 for international callers, and entering the pass-code (52312128).

About The First Marblehead Corporation – First Marblehead, a leader in creating solutions for education finance, provides outsourcing services for private, non-governmental education lending in the United States.  The Company helps meet the growing demand for private education loans by providing national and regional financial institutions and educational institutions, as well as businesses and other enterprises, with an integrated suite of design, implementation and securitization services for student loan programs tailored to meet the needs of their respective customers, students, employees and members.

Statements in this press release, including the tables, regarding First Marblehead’s future growth and securitization yields and the future performance of securitization trusts, as well as any other statements that are not purely historical, constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon our historical performance, the historical performance of the securitization trusts and on our plans, estimates and expectations as of August 9, 2007.  The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future results, plans, estimates or expectations contemplated by us will be achieved.  You are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, legislative, regulatory, competitive and other factors, which may cause our actual financial or operational results, facilitated loan volumes or securitization-related revenues to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include: our success in structuring securitizations, the size, structure and  timing of the securitizations that we facilitate, the estimates we make and the assumptions on which we rely in preparing our financial statements, any variance between the actual performance of securitization trusts and the key assumptions we have used to estimate the present value of additional structural advisory fees and residual revenues, our loan facilitation volumes, our relationships with key clients, and  the other factors set forth under the caption “Item 1A. Risk Factors” in First Marblehead’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2007.  Important factors that could cause or contribute to differences between the actual performance of the securitization trusts and our key assumptions include economic, regulatory, competitive and other factors affecting prepayment, default and recovery rates on the underlying securitized loan portfolio, including full or partial prepayments and prepayments as a result of loan consolidation activity, capital market receptivity to private student loan asset-backed securities and interest rate trends.  We disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

-financial tables to follow-

The First Marblehead Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

For the Three Months and Fiscal Years Ended June 30, 2007 and 2006

(Unaudited)

(in thousands, except per share data)

	Three months ended		Fiscal years ended
	June 30,		June 30,
	2007	2006	2007	2006
Service revenues:
Up-front structural advisory fees	$91,545	$53,551	$457,352	$208,178
Additional structural advisory fees:
From new securitizations	9,409	10,143	43,984	33,685
Trust updates	823	(162)	1,363	1,241
Total additional structural advisory fees	10,232	9,981	45,347	34,926

Residuals
From new securitizations	43,303	51,660	182,744	177,309
Trust updates	9,613	2,643	29,548	28,239
Total residuals	52,916	54,303	212,292	205,548

Processing fees from TERI	35,884	28,294	134,845	106,072

Administrative and other fees	6,496	2,703	21,497	8,848

Total service revenues	197,073	148,832	871,333	563,572

Net interest income	2,757	1,230	9,371	5,463

Total revenues	199,830	150,062	880,704	569,035

Non-interest expenses:
Compensation and benefits	26,470	23,205	111,364	89,214
General and administrative expenses	41,006	25,635	141,591	98,593
Total non-interest expenses	67,476	48,840	252,955	187,807

Income from operations	132,354	101,222	627,749	381,228

Other income	3	—	16	2,526

Income before income tax expense	132,357	101,222	627,765	383,754

Income tax expense	54,357	30,402	256,434	147,794

Net income	$78,000	$70,820	$371,331	$235,960

Net income per share, basic	$0.83	$0.75	$3.94	$2.47
Net income per share, diluted	0.83	0.74	3.92	2.45
Cash dividends declared per share	0.25	0.08	0.62	0.32
Weighted average shares outstanding, basic	93,770	94,448	94,296	95,366
Weighted average shares outstanding, diluted	94,197	95,199	94,845	96,258

-more-

The First Marblehead Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

As of June 30, 2007 and June 30, 2006

(Unaudited)

(in thousands, except share data)

	June 30, 2007	June 30, 2006
Assets
Cash, cash equivalents and investments	$234,921	$142,961
Loans held for sale	37,052	—
Service receivables:
Structural advisory fees	133,644	88,297
Residuals	665,115	452,823
Processing fees from TERI	10,909	10,447
Total service receivables	809,668	551,567

Property and equipment, net	41,911	36,743

Goodwill	4,878	3,176
Intangible assets, net	2,597	1,897
Prepaid income taxes	49,345	11,649
Other prepaid expenses	26,904	17,272
Other assets	7,187	5,081
Total assets	$1,214,463	$770,346

Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$53,523	$—
Accounts payable and accrued expenses	59,044	34,430
Net deferred income tax liability	247,748	144,240
Notes payable and capital lease obligations	9,251	13,326
Other liabilities	2,277	2,181
Total liabilities	371,843	194,177

Commitments and contingencies

Stockholders’ equity	842,620	576,169
Total liabilities and stockholders’ equity	$1,214,463	$770,346

Note:  There were 93,341,592 and 94,564,088 shares of common stock outstanding at June 30, 2007 and June 30, 2006, respectively.  On November 10, 2006, the Board of Directors approved a three-for-two split of the Company’s common stock which was effected in the form of a stock dividend distributed on December 4, 2006 to shareholders of record at the close of business on November 20, 2006.  As such, all prior period share data have been retroactively adjusted to reflect the split.

The First Marblehead Corporation and Subsidiaries

Loan Facilitation Metrics

(Dollars in Millions)

	June 30, 2007	June 30, 2006	% Increase (Decrease)

Q4 Volume of Loans Available for Securitization
Direct-to-Consumer Loans	$703	$473	49%
School Channel Loans	88	91	(3)%
Private Label Loans	791	564	40%
GATE Loans	1	5	(80)%
Total Loan Facilitation Volume Available for Securitization	$792	$569	39%

Rolling Twelve Month Volume of Loans Available for Securitization
Direct-to-Consumer Loans	$2,973	$2,071	44%
School Channel Loans	808	736	10%
Private Label Loans	3,781	2,807	35%
GATE Loans	92	113	(19)%
Total Loan Facilitation Volume Available for Securitization	$3,873	$2,920	33%

Q4 Volume of Loans Not Available for Securitization
Direct-to-Consumer Loans	$1	$8	(88)%
School Channel Loans	46	45	2%
Total Loan Facilitation Volume Not Available for Securitization	$47	$53	(11)%

Rolling Twelve Month Volume of Loans Not Available for Securitization
Direct-to-Consumer Loans	$19	$42	(55)%
School Channel Loans	400	401	0%
Total Loan Facilitation Volume Not Available for Securitization	$419	$443	(5)%

Percentage of Loans Available for Securitization
Q4	94%	92%
Rolling Twelve Month	90%	87%

End-of period Principal Balance of Loans Available for Securitization but not yet Securitized
Direct-to-Consumer Loans	$401	$249
School Channel Loans	429	411
Private Label Loans	830	660
GATE Loans	2	4
Total Loan Principal Available for Securitization but not yet securitized	$832	$664	25%

The First Marblehead Corporation and Subsidiaries

Income Statement Metrics

Private Label Loans (1)

Approximate Securitization Yields by Marketing Channel

	Volume of Loans Securitized ($ millions)		Up-front Structural Advisory Fees (2)	Additional Structural Advisory Fees (2)	Residual Revenue (2)	Total Revenue (4)
Direct-to-Consumer

Q4 2007	$619	(81)%	12.6%	1.1%	5.9%	19.6%
Q4 2006	$490	(89)%	8.8%	1.5%	8.0%	18.3%

School Channel

Q4 2007	$148	(19)%	7.9%	1.1%	2.2%	11.2%
Q4 2006	$62	(11)%	5.8%	1.2%	3.2%	10.2%

Blended Yield (3)

Q4 2007	$767		11.7%	1.1%	5.2%	18.0%
Q4 2006	$552		8.4%	1.5%	7.5%	17.4%

(1) Private label loans do not include GATE loans that were securitized in June 2007.

(2) Revenues are expressed as a percentage of the total principal and accrued interest balance of private label loans securitized in each channel at the date of securitization.

(3) Blended yield represents securitization revenues as a percentage of the total principal and accrued interest balance of loans securitized for all marketing channels at the date of securitization.

(4) Due to rounding and the complex nature of these calculations, the total yield by marketing channel and securitization may not represent the sum of the individual yields by revenue source.

Note:  These yields by marketing channel represent an allocation of revenues and costs based on various estimates and assumptions regarding the relative profitability of these loans, and should be read with caution.  Furthermore, these yields are dependent on a number of factors, including the mix of loans between marketing channels that are included in a particular securitization, the average life of loans, which can be impacted by the relative mix of loans from students with various expected terms to graduation, the structure, and prevailing market conditions at the time of a securitization, the marketing fees which our clients earn on loans we securitize for them, along with a number of other factors.  Therefore, readers are cautioned that the blended yields and yields by marketing channel above may not be indicative of yields that we may be able to achieve in future securitizations.

The First Marblehead Corporation and Subsidiaries

Balance Sheet Metrics

Roll-forward of Structural Advisory Fees and Residuals Receivables

(Dollars in Thousands)

Structural Advisory Fees Receivable	Three Months Ended June 30, 2007	Year Ended June 30, 2007

Beginning of period balance	$123,412	$88,297

Additions from new securitizations	9,409	43,984

Trust updates:
Passage of time (present value accretion)	2,090	7,503
Increase in average prepayment rate assumption	—	(3,529)
Other factors	(1,267)	(2,611)
Net accretion	823	1,363

End of period balance	$133,644	$133,644

Residuals Receivable

Beginning of period balance	$612,199	$452,823

Additions from new securitizations	43,303	182,744

Trust updates:
Passage of time (present value accretion)	18,059	66,428
Increase in average prepayment rate assumption	—	(36,236)
Decrease in discount rate assumptions	—	26,680
Other factors	(8,446)	(27,324)
Net accretion	9,613	29,548

End of period balance	$665,115	$665,115

Note:  Factors affecting the valuation of structural advisory fees and residuals receivables include changes, if any, to the assumptions we use in estimating the fair value of these receivables. To date, loans in the securitization trusts have experienced higher prepayment rates than we had estimated would occur. During the three months and fiscal year ended June 30, 2007, this reduced the positive net accretion that comes from updating the carrying value of our structural advisory fees and residuals receivables for the passage of time.

In light of prepayment rates and other factors, including the interest rate environment, we altered our assumption regarding the annual rate of student loan prepayments during the third quarter of fiscal 2007. The increase in our prepayment assumption from an average  7% to 8% resulted in decreases in the estimated fair value of our structural advisory fees and residuals receivables. These decreases were offset in part by a reduction in the discount rates we use to estimate the fair value of a portion of our residuals receivable.  The weighted average discount rate was 11.59% as of June 30, 2007.

We continue to monitor the performance of trust assets against our expectations, and will make such additional adjustments to our estimates as we believe are necessary to value properly our receivables balances at each balance sheet date.

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